SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMMONWEALTH BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	54-1460991
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

403 Boush Street

Norfolk, Virginia 23510

(757) 446-6900

(Address, including zip code, and telephone number,

including area code, of registrant’s principal executive offices)

Bradley A. Haneberg, Esq.

Kaufman & Canoles

III James Center

1051 East Cary Street, 12th Floor

Richmond, VA 23219

(804) 771-5700

(Name, address, including zip code, and telephone number ,

including area code, of agent for service)

Approximate date of commencement of proposed sale to public: From time to time after this registration statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☒

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is to be made pursuant to Rule 434, please check the following box. ☐

Calculation of Registration Fee

Title of each class of securities to be registered	Amount to be registered	Proposed maximum offering price per unit*	Proposed maximum aggregate offering price	Amount of registration fee
Commonwealth Bankshares, Inc, par value $2.50 per share	300,000 Shares	$18.65	$5,595,000	$659

*	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low price as reported by the Nasdaq Stock Market on February 24, 2005.

PROSPECTUS

COMMONWEALTH BANKSHARES, INC.

DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

300,000 Shares of Common Stock

The Dividend Reinvestment and Stock Purchase Plan (the “Plan”) of Commonwealth Bankshares, Inc. (“CBI”) provides holders of CBI’s shares of common stock with a simple and convenient method of investing cash dividends and optional cash payments in additional shares of common stock without payment of any brokerage commission, fee or service charge.

The proceeds of dividends reinvested in the Plan and optional cash payments will be used to purchase original issue shares of common stock from CBI or to purchase shares of common stock on the open market. The price of shares of common stock purchased with reinvested dividends from CBI will be 95% of the market price (see Question 15).

Participants in the Plan may:

•	Automatically reinvest cash dividends on all of their shares.

•	Automatically reinvest cash dividends on less than all of their shares and continue to receive cash dividends on the remaining shares.

•	Invest by making optional cash payments at any time of not less than $25 per payment nor more than $20,000 per quarter. Optional cash payments will be invested on the dividend payment date or shortly thereafter (see Question 11).

Beneficial owners, whose shares of common stock are registered in names other than their own (for instance, in the name of a broker or bank nominee), may participate in the Plan only if they have their shares transferred to their own names or arrange for the holders of record (the broker or bank nominee) to join the Plan with respect to shares the beneficial owner desires to enroll in the Plan.

Holders of shares of common stock who do not choose to participate in the Plan will continue to receive cash dividends, as declared, in the usual manner.

IT IS SUGGESTED THAT THIS PROSPECTUS BE RETAINED FOR FUTURE REFERENCE.

CBI reserves the right to terminate the Plan at any time.

The Plan does not guarantee future dividends. Dividends will continue to depend on CBI’s earnings, financial requirements, and other factors. CBI’s common stock is traded on the NASDAQ National Market under the symbol “CWBS.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is February 28, 2005.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

WHERE YOU CAN FIND MORE INFORMATION

CBI is subject to information requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (“the Commission”). You may read and copy any document that we file at the Commissions public reference room facility located at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. The Commission maintains an Internet Site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including CBI, that file document with the Commission electronically through the Commissions electronic data gathering, analysis and retrieval system known as EDGAR.

CBI has filed a Registration Statement on Form S-3 to register with the Commission the shares of CBI common stock to be issued to CBI shareholders. This document is a part of the Registration Statement and constitutes a prospectus for the shares. Because the rules and regulations of the Commission allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with the registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facilities of the Commission at the addresses set forth above or on the Commission’s Internet site.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The Commission allows CBI to “incorporate by reference” information into this prospectus, which means that it can disclose important information to you by referring you to another document filed separately with the Commission. The information incorporated by reference is deemed to be a part of this prospectus, and information that CBI files later with the Commission will automatically update and supersede that information. This prospectus incorporates by reference the documents set forth below that CBI previously filed with the Commission. These documents contain important business information about CBI and its financial condition.

CBI’s Commission Filings	Period
Annual Report on Form 10-KSB	Year ended December 31, 2003
Quarterly Report on Form 10-QSB	Quarter ended March 31, 2004
Quarterly Report on Form 10-QSB	Quarter ended June 30, 2004
Quarterly Report on Form 10-QSB	Quarter ended September 30, 2004
Current Reports filed on Form 8-K	February 19, 2004, February 25, 2004, May 5, 2004, May 19, 2004, July 16, 2004, July 27, 2004, August 13, 2004, October 14, 2004, November 10, 2004, and January 28, 2005

CBI also incorporates by reference all documents we file with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of this offering.

We will promptly provide, without charge to you, upon written or oral request, a copy of any or all of the documents incorporated by reference in this prospectus, other than exhibits to those documents, unless the exhibits are specifically incorporated by reference in those documents. Request should be directed to:

Cynthia A. Sabol, CPA
Executive Vice President and Chief Financial Officer
Commonwealth Bankshares, Inc.
P.O. Box 1177, Norfolk, Virginia 23501-1177
Telephone: (757) 446-6900

THE COMPANY

We use the term “we”, “CBI,” or “the Company” to refer to Commonwealth Bankshares, Inc., a bank holding company organized under the laws of the Commonwealth of Virginia. CBI serves as the parent holding company for Bank of the Commonwealth, a Virginia state chartered bank. CBI’s executive offices are located at 403 Boush Street, Norfolk, Virginia 23510; phone - (757) 446-6900.

DIVIDENDS

Dividend History

The following sets forth, for the periods shown, the cash dividends declared by CBI per share of common stock in each such year:

Year Dividend Paid	Record Date	Payment Date	Price per Share
2000	03/28/00	03/31/00	$0.035
	06/26/00	06/30/00	0.035
	09/25/00	09/29/00	0.035
	12/22/00	12/31/00	0.035

2001	03/26/01	03/31/01	0.035
	06/25/01	06/30/01	0.035
	09/26/01	10/01/01	0.035
	12/24/01	12/31/01	0.035

2002	03/25/02	03/31/02	0.035
	06/25/02	06/30/02	0.035
	11/27/02	11/30/02	0.035

2003	02/25/03	02/28/03	0.04
	05/27/03	05/31/03	0.04
	08/25/03	08/29/03	0.04
	11/24/03	11/28/03	0.04

2004	02/23/04	02/27/04	0.05
	05/24/04	05/28/04	0.05
	08/23/04	08/31/04	0.05
	11/22/04	11/30/04	0.05

THE OFFERING; THE PLAN; USE OF PROCEEDS

CBI has registered 300,000 shares of common stock with the Securities and Exchange Commission. The total number of shares reserved will be adjusted to give effect to stock dividends, stock splits and similar events. The purpose of the offering is to provide holders of record of CBI common stock with a simple and convenient method of investing cash dividends and voluntary cash contributions in additional shares of common stock through CBI’s Dividend Reinvestment and Stock Purchase Plan.

This prospectus gives detailed information concerning the Plan and should be reviewed carefully. Subject to the availability of shares of our common stock registered for issuance under the Plan, there is no total maximum number of shares that can be issued pursuant to the reinvestment of dividends. Our common stock may not be available under the Plan in all jurisdictions.

The Plan may acquire shares for issuance through open market purchases or through privately negotiated transactions. The purchase price for open market purchases or privately negotiated transactions will exclude all fees, brokerage commissions and other expenses. CBI will receive none of the proceeds from shares acquired by the Plan for issuance unless such acquisitions involve the purchase of shares from CBI. To the extent that any shares are purchased from CBI, such shares will consist of authorized but unissued shares. The proceeds of such sales will be added to the general funds of CBI and will be available for its general corporate purposes, including investment in CBI’s wholly-owned banking subsidiary, Bank of the Commonwealth.

DESCRIPTION OF THE DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

The Dividend Reinvestment and Stock Purchase Plan for holders of shares of common stock of CBI is set forth in the following questions and answers:

For further information concerning the Plan, please address correspondence to:

Cynthia A. Sabol, CPA
Executive Vice President and Chief Financial Officer Commonwealth Bankshares, Inc.
P.O. Box 1177, Norfolk, Virginia 23501-1177
Telephone: (757) 446-6900

PURPOSE

1.	What is the purpose of the Plan?

The purpose of the Plan is to provide holders of record of shares of common stock of CBI with a simple and convenient way of investing cash dividends and optional cash payments in shares of common stock without payment of any brokerage commission, fee or service charge. When the shares of common stock are purchased from CBI, the Plan has the added benefit of providing CBI with additional funds for general corporate purposes.

ADVANTAGES

2.	What are the advantages of the Plan?

By participating in the Plan:

•	You may purchase shares of common stock (if purchased directly from CBI) at a 5% discount from their market price (see Question 15) by reinvesting cash dividends on all or less than all of your shares of common stock.

•	You may purchase additional shares of common stock without incurring a brokerage commission, fee or service charge by making optional cash payments at any time of not less than $25 nor more than $20,000 per calendar quarter. If shares are purchased for the Plan in market transactions, either in the open market or in privately negotiated sales, instead of directly from us, we will pay any brokerage fees or commissions on such purchases (see Question 15).

•	You pay no brokerage commission or service charge in connection with investments under the Plan if your shares are registered in your name.

•	You may fully invest dividends under the Plan because the Plan allows for fractional shares to be purchased and credited to your account.

•	Recordkeeping is simplified under the Plan by the provision of a statement of account to each participant.

•	You are assured safekeeping of shares of common stock credited to your account because certificates are not issued to you unless requested.

ADMINISTRATION

3.	Who administers the Plan?

Bank of the Commonwealth (“BOC”), administers the Plan for participants, keeps records, sends statements of account after each purchase to participants and performs other duties relating to the Plan. BOC purchases shares of common stock from CBI or in market transactions, either in the open market or in privately negotiated sales, and credits the shares to the accounts of the individual participants.

ELIGIBILITY

4.	Who is eligible to participate?

(a) Shareholders of record - All holders of record of shares of common stock are eligible to participate in the Plan.

(b) Beneficial owners of shares of common stock—Beneficial owners, whose shares of common stock are registered in names other than their own (for instance, in the name of a broker or bank nominee), may participate in the Plan only if they have their shares transferred to their own names or arrange for the holders of record (the broker or bank nominee) to join the Plan with respect to any shares the beneficial owner desires to enroll in the Plan.

5.	How is the Plan to be interpreted?

Any question of interpretation arising under the Plan will be determined by CBI and will be final.

PARTICIPATION

6.	How do holders of shares of CBI common stock join the Plan?

A holder of record of shares of CBI common stock may join the Plan at any time by completing and signing an authorization card and returning it to BOC. An authorization card may be obtained at any time by writing to:

Bank of the Commonwealth
Stock Transfer Department
P.O. Box 1177, Norfolk, Virginia 23501-1177
(757) 446-6900

When filling out the authorization card, you should be sure to include your social security number or taxpayer identification number. If this information is not included on the authorization card, it may result in CBI withholding a portion of the payments due to you for the payment of taxes as required by the IRS.

7.	What does the authorization card provide?

If you check the appropriate box on the authorization card, you may elect “Full Dividend Reinvestment” and BOC will apply all cash dividends on all the shares of common stock then or subsequently registered in your name, together with any optional cash payments, toward the purchase of shares of common stock.

If you elect to reinvest dividends on only a portion of your shares of common stock, you should check the “Partial Dividend Reinvestment” box on the authorization card and BOC will reinvest cash dividends on only the number of whole shares of common stock you specify on the authorization card, together with any optional cash payments, toward the purchase of shares of common stock, and will pay cash dividends on the rest of your shares.

If the “Optional Cash Payments” box on the authorization card is checked, you will continue to receive cash dividends on shares of common stock in the usual manner, but BOC will apply any optional cash payment received with the authorization card or optional cash payment form (see Question 11) to the purchase of shares of common stock under the Plan.

BOC will reinvest automatically any subsequent dividends on the shares of common stock credited to your account under the Plan. The Plan, in other words, operates so as to reinvest dividends on a cumulative basis on the shares of common stock designated on your authorization card and on all shares of common stock accumulated and held in your Plan account until you specify otherwise by notice in writing delivered to BOC or withdraw from the Plan altogether, or until the Plan is terminated. See Question 24 for the consequences of sales of shares of common stock subject to the Plan.

8.	What are my options under the Plan?

By marking the appropriate spaces on the authorization card, you may choose among the following investment options:

•	To reinvest cash dividends automatically on all shares of common stock at 95% of the market value on the investment date if purchased from CBI or 100% of market value without incurring a brokerage commission, fee or service charge if purchased on the open market (see Question 16 for a description of how market value is computed).

•	To reinvest cash dividends automatically on less than all of the shares of common stock (a specified number of full shares) at 95% of the market value, on the investment date if purchased from CBI or 100% of market value without incurring a brokerage commission, fee or service charge if purchased on the open market and to continue to receive cash dividends on the remaining shares of common stock.

•	To invest by making optional cash payments prior to a dividend payment date in any amount not less than $25 per payment nor more than $20,000 per calendar quarter, whether or not any dividends are being automatically reinvested, at market value on the investment date without incurring a brokerage commission, fee or service charge.

9.	May I change options under the Plan?

Yes. You may change options under the Plan at any time by completing and signing a new authorization card and returning it to BOC. The answer to Question 6 tells how to obtain an authorization card. Any change concerning the reinvestment of dividends must be received by BOC no later than five business days prior to the dividend payment date (see Question 10) for the change to become effective with that dividend. If the new authorization card is received less than five business days prior to the dividend payment date, the change will become effective for the next dividend payment date.

10.	When will investment of dividends respecting shares of common stock start?

If your authorization card is received by BOC at least ten calendar days prior to the dividend payment date, reinvestment of your dividends will commence on that dividend payment date. If your authorization card is received less than ten calendar days prior to the dividend payment date, reinvestment of your dividends (or designated portion thereof) will not start until payment of the next following dividend.

OPTIONAL CASH PAYMENTS

11.	How does the cash payment option work?

Each participant in the Plan may invest in additional shares of common stock by making optional cash payments prior to a dividend payment date. Participants in the Plan have no obligation to make any optional cash payments. Optional payments may be made at irregular intervals and the amount of each optional payment may vary, but no optional payment may be less than $25 and the total optional payments invested by an owner of shares of common stock may not exceed $20,000 per calendar quarter.

An optional cash payment may be made by enclosing a check or money order with the authorization card when enrolling and thereafter by forwarding a check or money order to BOC along with an optional cash payment form which will be provided by BOC. Checks and money orders must be in United States dollars and should be made payable to “Commonwealth Bankshares, Inc.” Optional cash payments will be refunded to you if BOC receives your written request for a refund at least two business days prior to the related dividend payment date.

If you have shares registered with a broker, bank nominee or trustee who holds the shares of common stock in the name of a major securities depository, ask your broker, nominee or trustee how you can participate in the Plan.

Optional cash payments must be received by BOC no later that the five business days prior to the dividend payment date. Optional cash payments received less than five business days prior to the dividend payment date will not be invested until the next following dividend payment date. No interest will be paid on optional cash payments held by BOC pending the purchase of shares of common stock. (See Questions 14 and 15). Accordingly, it is to your advantage to make all optional cash payments as close as possible to five days before each dividend payment date.

If any check submitted as an optional cash payment is returned unpaid, BOC will consider the request for investment to be null and void. Additionally, BOC will immediately remove any shares purchased upon credit of the check from the participant’s account. These Shares will be sold to satisfy any uncollected amounts. If the proceeds from this sale do not satisfy the balance of uncollected amounts, BOC will be entitled to sell additional shares from the participant’s account to satisfy the balance.

PURCHASES

12.	What is the source of shares of common stock purchased under the Plan?

Shares of common stock purchased under the Plan come from authorized but unissued shares of common stock of CBI or shares of common stock of CBI that are traded on the open market.

13.	When will dividends and optional cash payments be invested in shares of common stock?

Reinvestment of dividends will be made on the dividend payment date, or in other words, the date when the dividend becomes payable if the shares are purchased from CBI. If CBI elects not to sell shares of common stock under the Plan, the shares will be purchased on the open market within 30 days of the relevant dividend payment date. Participants will become owners of shares of common stock purchased under the Plan as of the date of purchase. In order to allow sufficient time for processing, optional cash payments must be received by BOC at least five business days prior to the dividend payment date. Optional cash payments received less that five business days prior to the dividend payment date will be invested on the next following dividend payment date.

14.	What is the dividend payment date?

The dividend payment date will be the date on which dividends are paid by CBI. The CBI Board of Directors intends to pay dividends quarterly. Generally, the dividend payment date will be on the last business day of the month.

15.	What will be the price of shares purchased under the Plan?

If CBI Issues More Shares - The price of shares of common stock that are purchased from CBI with reinvested cash dividends will be 95% of the average closing price for the shares of common stock on the Nasdaq National Market (“NASDAQ”) if CBI’s common stock is listed for trading on it for the ten trading days immediately preceding the dividend payment date. The price of shares of common stock that are purchased from CBI with optional cash payments will be the average closing price for the common stock on the NASDAQ for the ten trading days immediately preceding the dividend payment date.

If CBI Purchases Shares on the Open Market - If CBI elects not to sell shares of common stock under the Plan (see Question 12), BOC will purchase the shares of common stock on the open market within thirty days of the relevant dividend payment date. The price of shares of common stock that are purchased will be the weighted average price paid for all shares of common stock purchased with reinvested dividends and optional cash payments for the relevant dividend payment date, 100% of which will be your price per share. Market purchases may be made, at BOC’s option, on any securities exchange where our common stock is traded, in the over-the-counter market or in privately negotiated transactions with third persons, and may be on such terms as to price, delivery and otherwise as BOC may determine. Because the shares of common stock may be purchased at any time within the thirty days following the dividend payment date, you should be aware that you will lose any advantage otherwise available from choosing the timing of investments. There is no guarantee that you will obtain a profit from shares purchased for you under the Plan.

16.	How will the number of shares of common stock purchased for me be determined?

The number of shares of common stock that will be purchased for you on any dividend payment date will depend on the amount of your dividend to be invested, the amount of any optional cash payments and the applicable purchase price of the shares of common stock that results from dividing the aggregate amount of dividends and optional payments to be invested by the applicable purchase price. Fractional shares will be credited to your account and will be computed up to three decimal places. If you withdraw from the Plan or request all shares to be transferred to your name, the fractional share will be paid to you in cash based on a share price equal to the average closing price for the common stock on the NASDAQ for the ten trading days immediately preceding the payment date.

COSTS

17.	Are there any costs to me for my purchases under the Plan?

Not initially. Initially, participants will not incur any brokerage or other fees for purchases of shares of common stock under the Plan. All costs of administration of the Plan will be paid by CBI. If your shares of common stock are registered in the name of a nominee or broker, you may incur charges or fees from your broker or nominee in connection with your purchases under the Plan. However, in the future our board of directors may determine that these expenses are too high to continue to be borne by us and elect to amend the Plan to pass some or all of these expenses to participants in the Plan.

If you request that BOC sell shares of common stock that have been credited to your account under the Plan (see Question 23) you may have to pay brokerage commissions and transfer taxes arising out of the sale.

DIVIDENDS

18.	Will dividends be paid on shares of common stock held in my Plan account?

Yes. Cash dividends on shares of common stock credited to your account are automatically reinvested in additional shares and credited to your account. However, you will not be paid a dividend on shares of common stock purchased for you under the Plan until the first dividend payment date for the dividend record date that follows the date of purchase of those shares. Cash dividends on shares of common stock not enrolled in the Plan will be paid to you as usual.

REPORTS TO PARTICIPANTS

19.	What reports will be sent to me if I participate in the Plan?

If you participate in the Plan, you will receive a quarterly statement of your account. The statement of account will show any cash dividends received, the number of shares of common stock purchased, the purchase price for the shares of common stock purchased, the total number of shares you have enrolled in the Plan in your name and a summary of your transactions for the calendar year.

You will also receive a Form 1099 showing income reportable for Federal income tax purposes following the final purchase in each calendar year (see Question 31). These statements are your record of the cost of your purchases and should be retained for income tax and other purposes. In addition, during the year you will receive copies of the same communications sent to all other holders of shares of common stock.

CERTIFICATES FOR SHARES

20.	Will I receive certificates for shares of common stock purchased under the Plan?

Shares of common stock purchased for your account will be registered in the name of BOC’s nominee and certificates for such shares will not be issued to you until requested in writing. The total number of shares credited to your account will be shown on each statement of account. This custodial service helps to protect you against the risk of loss, theft or destruction of stock certificates.

Certificates for any number of whole shares credited to your account will be issued to you at any time upon written request to BOC. A request for certificates to be issued on some or all of the shares of common stock credited to your Plan account will not terminate your participation in the Plan. Cash dividends with respect to shares represented by certificates issued to you will continue to be automatically reinvested. Any remaining shares will continue to be credited to your account.

If the written request to BOC is for certificates to be issued for all shares credited to your account, any remaining fractional share will be paid in cash based on a share price equal to the average closing price for the common stock on the NASDAQ for the ten trading days immediately preceding the payment date and a certificate for fractions of shares will not be issued under any circumstances.

21.	In whose name will certificates be registered and issued?

When issued, certificates for shares of common stock will be registered in the name in which your Plan account is maintained. For holders of record, this generally will be the name or names in which your share certificates are registered at the time you enroll in the Plan. Upon written request, shares will be registered in any other name, upon the presentation to BOC of evidence of compliance with all applicable transfer requirements (including the payment of any applicable transfer taxes).

SALE OR OTHER DISPOSITION OF SHARES

22.	May I sell shares of common stock in my Plan account?

You must first request that certificates for shares credited to your Plan account be issued to you (see Question 20) before you can sell such shares. Alternatively, you may request that BOC sell whole shares of common stock credited to your Plan account (see Question 23).

23.	How may I sell shares of common stock in my Plan account?

You may request that certificate for shares credited to your Plan account be issued to you and thereafter sell these shares. Alternatively you may request in writing that BOC sell whole shares of common stock credited to your Plan account.

If you request BOC to sell your shares, you must clearly indicate the whole number of shares you desire BOC to sell on your behalf. Accordingly, BOC will return to you any request that does not indicate a precise number, for example a request asking BOC to sell “all” shares credited to your Plan account will be returned. BOC will use its best efforts to sell the shares in the open market within ten trading days after your request is received. You will receive the proceeds of the sale less any brokerage commissions or transfer taxes. You will not receive the proceeds for the sale of your shares until BOC has settled the funds with the brokerage firm used in selling your shares. Generally, this settlement of funds will take three days. You should be aware that you are not permitted to direct the date or sale price at which BOC will sell your shares of common stock. Accordingly, you are solely assuming the risk that the price of the shares of common stock will decrease between the time you decide to sell your shares and the time BOC completes the sale.

All information regarding BOC’s sale of your shares will be reported to the Internal Revenue Service.

24.	What happens if I sell or transfer shares of common stock registered in my name?

If you dispose of all shares of common stock registered in your name, the dividends on the shares held in your Plan account will continue to be reinvested until you notify BOC that you wish to withdraw from the Plan. In the event of your death or incapacity, your personal representative may request in writing that BOC withdraw the shares of common stock credited to your Plan account. CBI may choose not to reinvest any additional dividends on a fractional share in you Plan account, and instead you will receive a cash payment representing your fractional share and a cash payment for the dividend. The cash payment representing the fractional share will be based on the closing price of the common stock on NASDAQ on the date CBI elects to make the cash payment.

25.	May shares of common stock in my Plan account be assigned or pledged?

No. You must first request that certificates for shares credited to your Plan account be issued to you (see Question 20) before you can pledge such shares. Any attempt to pledge your shares without first obtaining the certificates will be void.

WITHDRAWAL FROM THE PLAN

26.	May I stop the reinvestment of dividends of shares in my own name and still remain in the Plan?

Yes. You may terminate the reinvestment of dividends paid on the shares of common stock for which you hold certificates and leave shares previously purchased in your Plan account. Dividends on shares left in the Plan will continue to be reinvested automatically for your account.

27.	When may I withdraw from the Plan?

You may withdraw from the Plan at any time. If your request to withdraw is received by BOC at least ten calendar days prior to the relevant dividend payment date, your request will be processed prior to the reinvestment of dividends on shares in your Plan account. If your request to withdraw is received by BOC less than ten calendar days before the applicable dividend payment date, the dividend will be reinvested for your account and your request for withdrawal will be processed promptly thereafter. Neither CBI nor BOC will be responsible for any losses incurred during this period.

After your request for withdrawal has become effective, all dividends will be paid to you in cash unless and until you re-enroll in the Plan, which you may do at any time.

28.	How do I withdraw from the Plan?

In order to withdraw from the Plan, you must send a letter, stating that you wish to withdraw, to Bank of Commonwealth, P.O. Box 1177, Norfolk, Virginia 23501-1177. When you withdraw from the Plan, or upon termination of the Plan by CBI, certificates for shares credited to your account under the Plan will be issued to you. Any fractional share will be paid in cash based on a share price equal to the average closing price for the common stock on the NASDAQ for the ten trading days immediately preceding the payment date.

OTHER INFORMATION

29.	What happens if CBI issues a stock dividend, declares a stock split or has a rights offering?

Any stock dividends or split shares distributed by CBI on shares of common stock credited to your Plan account will be added to your account. Stock dividends or split shares distributed on shares of common stock for which you hold certificates will be mailed directly to you in the same manner as to shareholders who are not participating in the Plan.

In a regular rights offering, as a holder of record you will receive rights based upon the total number of shares of common stock owned; that is, the total number of shares for which you hold certificates and the total number of shares held in your Plan account.

30.	Can I vote shares in my Plan account at meetings of shareholders?

Yes. You will receive a proxy for the total number of shares of common stock held including both the shares for which you hold certificates and those credited to your Plan account. The total number of shares of common stock held may also be voted in person at a meeting.

If the proxy is not returned or if it is returned unsigned, none of your shares of common stock will be voted unless you vote in person.

31.	What are the Federal income tax consequences of participation in the Plan?

The following summary is based upon an interpretation of current Federal tax law. Each participant should consult his or her own tax advisor to determine particular tax consequences, including state tax consequences, which will vary from state to state, which may result from participation in the Plan and a subsequent disposal of shares acquired pursuant to the Plan.

A participant in the Plan will be treated for Federal income tax purposes as having received, on the dividend payment date, a dividend in an amount equal to the fair market value on that date of the shares acquired with reinvested dividends. Such shares will have a tax basis equal to the same amount as such dividend. For Federal income tax purposes, the fair market value of shares acquired with reinvested dividends under the Plan will be equal to 100% of the average of the high and low sales prices of shares on the dividend payment date. It should be noted that the fair market value on the dividend payment date is likely to differ from the price used to determine the number of shares acquired.

Upon the purchase of shares with an optional cash payment, a participant will be treated as having received a dividend in an amount equal to the excess, if any, of the fair market value of the shares on the date on which they are acquired over the amount of the optional cash payment. The fair market value of shares acquired with an optional cash payment will be equal to 100% of the average of the high and low sales prices of shares on the relevant investment date. The tax basis of the shares purchased with an optional cash payment will be equal to the amount of the deposit plus the excess, if any, of the fair market value of the shares purchased over the amount of the deposit. As noted above, the fair market value on an investment date is likely to differ from the price used to determine the number of shares acquired.

A participant’s holding period for shares acquired pursuant to the Plan will begin on the date following the date of the acquisition for the participant’s account.

A participant will not recognize any taxable income upon receipt of certificates for whole shares credited to the participant’s account, either upon the participant’s request for certain of those shares or upon termination of participation in the Plan.

A participant will recognize gain or loss upon the sale or exchange of shares acquired under the Plan. A participant will also recognize gain or loss upon receipt, following termination of participation in the Plan, of a cash payment for any fractional share equivalent credited to the participant’s account. The amount of any such gain or loss will be the difference between the amount that the participant received for the shares or fractional share equivalent, and the tax basis therefor.

The foregoing discussion is based on the assumption that newly issued shares will be purchased directly from CBI. If the shares are shares purchased by BOC in the open market, the consequences would generally be the same. However, the payment of brokerage commissions by CBI in connection with the purchase price of the shares, which may result in additional dividend income to the participants.

32.	What are the responsibilities of CBI and BOC under the Plan?

In administering the Plan, neither CBI nor BOC, will accept liability for any act done in good faith or for any good faith omission to act, including, without limitation, any claim of liability arising out of failure to terminate a participant’s account upon the participant’s death or adjudicated incompetency prior to receipt of notice in writing of such death or adjudicated incompetency, the prices at which shares of common stock are purchased for participants, the timing of purchases or fluctuations in the market value of the shares of common stock.

NEITHER CBI NOR BOC CAN ASSURE YOU OF A PROFIT OR PROTECT YOU AGAINST A LOSS ON SHARES PURCHASED UNDER THE PLAN.

33.	How are income tax withholding provisions applied to participants?

Foreign participants are normally subject to withholding on dividends. In the case of foreign participants who elect to have their dividends reinvested or who elect to make optional cash payments and whose dividends are subject to United States income tax withholding, an amount equal to the dividends payable to such participants who elect to reinvest dividends, or the amount of the optional cash payment made by a participant, less the amount of tax required to be withheld, will be applied by BOC to the purchase of shares of common stock. A Form 1042S, mailed to each foreign participant after the final purchase of the calendar year, will show the amount of tax withheld in that year. Domestic participants are not normally subject to withholding of tax on dividends, unless subject to backup withholding. The Form 1099 will be mailed to domestic participants will reflect the amount of tax withheld, if any, in that tax year.

34.	May the Plan be changed or discontinued?

CBI reserves the right to modify, suspend or terminate the Plan at any time. All participants will receive notice of any such action. Any such modification, suspension or termination will not, of course, affect previously executed transactions. CBI also reserves the right to adopt, and from time to time change, such administrative rules and regulations (not inconsistent in substance with the basic provisions of the Plan then in effect) as it deems desirable or appropriate for the administration of the Plan.

RESALE RESTRICTIONS

35.	Are there any restrictions on resale of shares of common stock acquired under the Plan?

You are free to sell your shares of common stock acquired under the Plan unless you are an “affiliate” of CBI. If you are an “affiliate” of CBI, as such terms is defined in Rule 405 of the Securities Act of 1933, you may not publicly reoffer shares acquired under the Plan except pursuant to Rule 144 of the SEC or pursuant to an effective registration statement filed with the SEC. Rule 405 defines an “affiliate” as a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, CBI. Directors and certain officers of CBI may be “affiliates” of CBI under this definition.

LIMITS ON PARTICIPATION

36.	Are there limitations on participation in the Plan other than those described above?

Yes. CBI reserves the right to limit participation in the Plan for any reason, even if a shareholder is otherwise eligible to participate. You should be aware that regulations adopted by the Board of Governors of the Federal Reserve System pursuant to the Change in Bank Control Act of 1978 generally require that persons who intend to acquire control in institutions such as CBI give sixty days prior notice to the Board of Governors of the Federal Reserve System. These regulations define control as the acquisition of voting control of at least 10% of any class of CBI’s common stock. Accordingly, you may not acquire any shares pursuant to the Plan that would exceed this limit unless you give appropriate notice to the Board of Governors of the Federal Reserve System.

The purpose of the Plan is to provide shareholders with a systematic and convenient method of investing dividends and optional cash payments for long-term investment. Use of the Plan for any other purpose is prohibited. CBI reserves the right to return optional cash payments to subscribing shareholders if, in CBI’s opinion, the investment is not consistent with the purposes of the Plan. Shareholders who establish multiple accounts to circumvent the $20,000 per quarter limit on optional cash investments are subject to CBI’s right to return all optional cash payments.

Additionally, some shareholders may be residents of jurisdictions in which CBI determines that it may not legally or economically offer its shares of common stock under the Plan, and accordingly, these residents may be precluded from participating in the Plan. You should be aware that CBI has no present plans to limit participation in the Plan for any shareholder of record for reasons other than set forth above. However, we reserve the right to limit participation if we determine in our discretion that it would be in the best interest of CBI.

LEGAL MATTERS

The validity of the shares of CBI common stock offered hereby is being passed upon for CBI by Kaufman & Canoles, a Professional Corporation, Richmond, Virginia

EXPERTS

The consolidated financial statements incorporated in this prospectus by reference from CBI’s Annual Report on Form 10-KSB for the year ended December 31, 2003 have been audited by PKF Witt Mares, PLC, independent auditors, as stated in its report, which is incorporated herein by reference, and has been so incorporated in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

INDEMNIFICATION

The Virginia Stock Corporation Act empowers a corporation to indemnify its directors, officers, employees and agents against certain expenses, judgments, fines and amounts incurred in connection with service to the corporation. CBI’s Articles of Incorporation provides that to the fullest extent permitted, and in the manner prescribed in the Virginia Stock Corporation Act and in any other applicable law, CBI shall indemnify a director or officer of CBI who is or was a party to any proceeding by reason of his or her service to the Corporation.

In addition, the Virginia Stock Corporation Act provides that in any proceeding brought by or in the right of a corporation, or brought by or on behalf of the shareholders of a corporation, the damages assessed against a director or officer may be eliminated. CBI’s Articles of Incorporation provide that to the full extent that the Virginia Stock Corporation Act permits the limitation or elimination of the liabilities of the directors or officers, a director or officer of CBI shall not be liable to CBI or its shareholders for monetary damages.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling CBI pursuant to the foregoing provisions, CBI has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following are the estimated expenses in connection with the proposed issuance and distribution of the Common Stock:

Registration Fee		$659.00
Printing	*$	2,000.00
Accounting Fees	*$	500.00
Legal Fees	*$	2,500.00
Miscellaneous	*$	1,341.00
TOTAL (estimated)		$7,000.00

*	Estimated

Item 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Section 13.1-692.1 of the Virginia Stock Corporation Act (the “Act”) provides that in any proceeding brought by or in the right of a corporation or brought by or on the behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct shall not exceed the lesser of (1) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director, or (2) the greater of (i) $100,000 or (ii) the amount of cash compensation received by the officer or director from the corporation during the 12 months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director may not be limited under this section of the Act if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security.

Section 13.1-697 of the Act authorizes a Virginia corporation to indemnify an individual made a party to a proceeding because he is or was a director against liability incurred in the proceeding. A Virginia corporation may not indemnify a director under this section in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he was adjudged liable on the basis that personal benefit was improperly received by him. Section 13.1-698 provides that, unless limited by its Articles of Incorporation, a Virginia corporation must indemnify a director who entirely prevails in the defense of any proceeding to which he was a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding. Section 13.1-702 of the Act authorizes a Virginia corporation to indemnify its officers, employees or agents to the same extent as directors.

CBI’s Articles of Incorporation provide that to the full extent that the Act permits the limitation or elimination of the liability of directors or officers, a director or officer of CBI shall not be liable to CBI or its shareholders for monetary damages. CBI’s Articles of Incorporation also provide that to the full extent permitted and in the manner prescribed by the Act and any other applicable law, CBI shall indemnify a director or officer of CBI who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of CBI as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Any aforesaid reference to directors, officers, employees or agents includes former directors, officers, employees and agents and their respective heirs, executors and administrators.

Officers and directors of CBI are covered by insurance that (with certain exceptions and within certain limitations) indemnifies them against losses and liabilities arising from an alleged “harmful act,” including any alleged error or misstatement or misleading statement or wrongful act or omission or neglect or breach of duty.

Item 16. EXHIBITS

Exhibit No.	Description
4.1	Articles of Incorporation. Filed June 15, 1988, as Exhibit 3.1 to the Registrant’s Form S-4 and incorporated herein by reference.

4.2	Bylaws. Filed June 15, 1988, as Exhibit 3.2 to the Registrant’s From S-4, and incorporated herein by reference.

4.3	Amendment to Articles of Incorporation dated July 28, 1989. Filed March 20, 1990 as Exhibit 3.3 to the Registrant’s Form 10-K, and incorporated herein by reference.

4.4	Amendment to Articles of Incorporation dated November, 2000. Filed as Exhibit with the Company’s form 10-KSB, and incorporated herein by reference.

5.1	Opinion of Kaufman & Canoes, PC (including consent) regarding legality of the common stock being registered. *

23.1	Consent of PKF Witt Mares, PLC. *

23.2	Consent of Kaufman & Canoles, PC (including in Opinion filed as Exhibit 5.1). *

24.1	Power of Attorney relating to Commonwealth Bankshares, Inc. (appears on the signature page of this Registration Statement). *

99.1	Authorization card. *

99.2	Letter to shareholders. *

*Filed	herewith.

Item 17. UNDERTAKINGS

The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement, to

(i) including any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of any securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act of 1933 (the “Act”), each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) to remove from the registration by means of a post-effective amendment any of the securities being registered which remains unsold at the termination of the offering.

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein; and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, Commonwealth of Virginia, on February 28, 2005.

COMMONWEALTH BANKSHARES, INC.

By:	/s/ E. J. Woodard, Jr., CLBB
E. J. Woodard, Jr., CLBB
Chairman of the Board
President and Chief Executive Officer

POWER OF ATTORNEY

Each person in signing, also makes, constitutes and appoints Edward J. Woodard, Jr., and Richard J. Tavss, and each of them individually, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any related Registration Statement filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof. Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURES AND TITLE	DATE
/s/ E. J. Woodard, Jr., CLBB	February 28, 2005
E. J. Woodard, Jr., CLBB Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

/s/ Cynthia A. Sabol, CPA	February 28, 2005
Cynthia A. Sabol, CPA Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ E. Carlton Bowyer	February 28, 2005
E. Carlton Bowyer, Director

/s/ Laurence C. Fentriss	February 28, 2005
Laurence C. Fentriss, Director

/s/ Morton Goldmeier	February 28, 2005
Morton Goldmeier, Director

/s/ Thomas W. Moss, Jr.	February 28, 2005
Thomas W. Moss, Jr., Director

/s/ William D. Payne, M.D.	February 28, 2005
William D. Payne, M.D., Director

/s/ Herbert L. Perlin	February 28, 2005
Herbert L. Perlin, Director

/s/ Richard J. Tavss	February 28, 2005
Richard J. Tavss, Director

/s/ Kenneth J. Young	February 28, 2005
Kenneth J. Young, Director

EXHIBIT INDEX

Exhibit No.	Description
4.1	Articles of Incorporation. Filed June 15, 1988, as Exhibit 3.1 to the Registrant’s Form S-4 and incorporated herein by reference.

4.2	Bylaws. Filed June 15, 1988, as Exhibit 3.2 to the Registrant’s From S-4, and incorporated herein by reference.

4.3	Amendment to Articles of Incorporation dated July 28, 1989. Filed March 20, 1990 as Exhibit 3.3 to the Registrant’s Form 10-K, and incorporated herein by reference.

4.4	Amendment to Articles of Incorporation dated November, 2000. Filed as Exhibit with the Company’s form 10-KSB, and incorporated herein by reference.

5.1	Opinion of Kaufman & Canoes, PC (including consent) regarding legality of the common stock being registered. *

23.1	Consent of PKF Witt Mares, PLC. *

23.2	Consent of Kaufman & Canoles, PC (including in Opinion filed as Exhibit 5.1). *

24.1	Power of Attorney relating to Commonwealth Bankshares, Inc. (appears on the signature page of this Registration Statement). *

99.1	Authorization card. *

99.2	Letter to shareholders. *

*	Filed herewith.